Exhibit 99.1

Webcast:             Today, May 3, 2011 at 11:00 a.m. ET

                         www.bbgi.com

                             Replay information provided below

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS FIRST QUARTER REVENUE

OF $23.1 MILLION; SAME-STATION NET REVENUE RISES 6.0%

FIRST QUARTER DILUTED EPS INCREASES 250% TO $0.07

NAPLES, Florida, May 3, 2011 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three-month period ended March 31, 2011 as summarized below:

Summary of First Quarter Results

In millions, except per share data	Three Months Ended March 31,
	2011	2010	Change
Net revenue	$23.1	$21.8	5.5%
Station operating income (SOI - non-GAAP)	7.6	6.1	25.8%
Operating income	4.9	3.3	48.2%
Net income	1.5	0.5	195.3%
Net income per diluted share	$0.07	$0.02	250.0%

The $1.2 million, or 5.5% increase in net revenue during the three months ended March 31, 2011, compared with the same period in 2010 reflects net revenue increases at nine of the Company’s eleven market clusters. On a same-station basis (a non-GAAP financial measure as defined on page 3), consolidated net revenue rose 6.0% in the 2011 first quarter to $23.1 million from $21.7 million in the first quarter of 2010.

The $1.6 million, or 48.2% year-over-year improvement in 2011 first quarter operating income reflects the year-over-year revenue growth as well as a 2.2% reduction in total operating expenses during the period. The 2011 first quarter operating expense reduction primarily reflects a 2.2% decline in station operating expenses primarily due to a reduction in costs at the Company’s Miami-Fort Lauderdale market cluster related to the non-renewed sports programming rights, and a 6.7% decline in depreciation and amortization expense.

First quarter 2011 station operating income (SOI), a non-GAAP financial measure, rose $1.6 million, or 25.8%, to $7.6 million compared with the 2010 first quarter. On a same-station basis, first quarter 2011 SOI rose 24.8% to $7.6 million, from $6.1 million in the same period of 2010.

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Beasley Broadcast Group, 5/3/11	page 2

The growth in 2011 first quarter net income and net income per basic and diluted share reflects the rise in operating income in the period and a $0.2 million, or 6.6% reduction in interest expense as a result of lower outstanding credit facility balances which together more than offset a $0.6 million, or 163.1%, increase in income tax expense.

Please refer to the “Calculation of SOI,” “Reconciliation of SOI to Net Income,” “Calculation of Same- Station SOI,” and “Reconciliation of Same-Station SOI to Net Income” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “Our 6.0% first quarter same-station revenue growth reflects the improved industry environment and the strength of our stations and ratings in their markets, which drove revenue increases at nine of our eleven market clusters including Philadelphia, Miami and Las Vegas, our largest revenue markets. Beasley’s 2011 first quarter results mark our fourth consecutive quarter of same station revenue growth which, combined with ongoing expense management, led to our fifth consecutive quarter of solid SOI and margin gains. Reflecting the Company’s streamlined operating and cost structure, first quarter same-station SOI increased 24.8% to $7.6 million, while SOI margins rose to 33%, up from 28% in the first quarter last year.

“The consistency of growth in our operating results demonstrates that our strategies of the last few years to focus on our core product and build digital extensions for our core content that heighten listener engagement and provide marketing solutions to advertisers, is the right path for us to continue to compete well and succeed in our markets. At the same time, we remain focused on our capital structure where quarter-by-quarter we are further reducing debt, interest expense and our leverage ratio. During the March 2011 quarter, we strengthened our balance sheet by repaying $3.2 million against the credit facility, reducing total bank debt to $138.8 million from $142.0 million at the end of 2010. We ended the first quarter with the Company’s lowest leverage ratio since mid-2006 and expect to continue using cash from operations to further lower debt.”

Webcast Information

The Company will host a webcast today, May 3, 2011, at 11:00 a.m. ET to discuss its financial results and operations. Interested parties may access the webcast at the Company’s web site at www.bbgi.com. Following its completion, a replay of the webcast can be accessed for five days on the Company’s web site, www.bbgi.com.

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns and operates 42 stations (26 FM and 16 AM) located in eleven large- and mid-size markets in the United States. The Company also provides management services to two FM stations in Las Vegas for which it has an option to purchase, and operates one station in the expanded AM band in Augusta, GA.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

Same-station results, as presented herein, compare stations operated by the Company throughout all periods presented in the following tables. For the three months ended March 31, 2011 and 2010, same-station results exclude revenue and costs related to the non-renewal of certain sports programming rights for the Company’s Miami-Fort Lauderdale market cluster.

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Beasley Broadcast Group, 5/3/11	page 3

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use these non-GAAP financial measures for internal budgeting purposes. We also use SOI to make decisions as to the acquisition and disposition of radio stations. SOI and same-station SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

SOI is a measure widely used in the radio broadcast industry. While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies. We also believe that providing SOI on a same-station basis is a useful measure of our performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows investors to measure the performance of radio stations we owned and operated during the entirety of two operating periods being compared.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2010. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: a continuation or worsening of the current economic downturn and regulatory changes, the effect of radio station acquisitions or dispositions that we may make, the loss of key personnel, a downturn in the performance of our radio stations, our substantial debt levels and changes in the radio broadcast industry generally. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of May 3, 2011, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

-tables follow-

Beasley Broadcast Group, 5/3/11	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2011	2010
Net revenue	$23,052,102	$21,844,944

Operating expense:
Station operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below) (1) (2)	15,431,981	15,786,605
Corporate general and administrative expenses (including stock-based compensation) (3)	2,056,856	2,057,726
Depreciation and amortization	619,192	663,665

Total operating expenses	18,108,029	18,507,996
Operating income	4,944,073	3,336,948

Non-operating income (expense):
Interest expense	(2,366,839)	(2,535,149)
Other income (expense), net	795	113,784

Income before income taxes	2,578,029	915,583
Income tax expense	1,028,633	390,954

Net income	$1,549,396	$524,629

Basic and diluted net income per share	$0.07	$0.02

Basic common shares outstanding	22,564,065	22,431,692

Diluted common shares outstanding	22,603,771	22,514,535

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $13,230 and $27,107 for the three months ended March 31, 2011 and 2010, respectively.
(3)	Includes stock-based compensation of $140,349 and $250,083 for the three months ended March 31, 2011 and 2010.

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Beasley Broadcast Group, 5/3/11	page 5

Selected Balance Sheet Data - Unaudited

(in thousands)

	March 31, 2011	December 31, 2010
Cash and cash equivalents	$10,720	$10,660
Working capital	16,575	16,962
Total assets	252,893	253,012
Long term debt, less current installments	131,353	135,064
Total stockholders’ equity	64,301	62,226

Selected Statement of Cash Flows Data - Unaudited

	Three Ended March 31,
	2011	2010
Net cash provided by operating activities	$4,379,900	$3,695,843
Net cash used in investing activities	(1,029,428)	(174,499)
Net cash used in financing activities	(3,289,763)	(2,515,148)

Net increase in cash and cash equivalents	$60,709	$1,006,196

Calculation of SOI - Unaudited

	Three Months Ended March 31,
	2011	2010
Net revenue	$23,052,102	$21,844,944
Station operating expenses	(15,431,981)	(15,786,605)

SOI	$7,620,121	$6,058,339

Reconciliation of SOI to Net Income - Unaudited

	Three Months Ended March 31,
	2011	2010
SOI	$7,620,121	$6,058,339
Corporate general and administrative	(2,056,856)	(2,057,726)
Depreciation and amortization	(619,192)	(663,665)
Interest expense	(2,366,839)	(2,535,149)
Other income (expenses), net	795	113,784
Income tax expense	(1,028,633)	(390,954)

Net income	$1,549,396	$524,629

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Beasley Broadcast Group, 5/3/11	page 6

Calculation of Same-Station SOI - Unaudited

	Three Months Ended March 31,
	2011	2010
Reported net revenue	$23,052,102	$21,844,944
Non-renewal of certain Miami sports programming rights	—	(106,013)

Same-station net revenue	$23,052,102	$21,738,931

Reported station operating expenses	$15,431,981	$15,786,605
Non-renewal of certain Miami sports programming rights	—	(155,486)

Same-station operating expenses	$15,431,981	$15,631,119

Same-station net revenue	$23,052,102	$21,738,931
Same-station operating expenses	15,431,981	15,631,119

Same-station SOI	$7,620,121	$6,107,812

Reconciliation of Same-Station SOI to Net Income - Unaudited

	Three Months Ended March 31,
	2011	2010
Same-station SOI	7,620,121	$6,107,812
Same-station net revenue adjustment	—	106,013
Same-station station operating expenses adjustment	—	(155,486)
Corporate general and administrative expenses	(2,056,856)	(2,057,726)
Depreciation and amortization	(619,192)	(663,665)
Interest expense	(2,366,839)	(2,535,149)
Other income (expenses), net	795	113,784
Income tax expense	(1,028,633)	(390,954)

Net income	$1,549,396	$524,629

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